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Exhibit 10.1

Network Printing Solutions
Networking the World of Printing

JAS Print Solutions
Exclusive Reseller Agreement

        This Agreement is made and entered into by and between Seller whose principal office and place of business is, IBEX House, 162-164 Arthur Road, Wimbledon Park, London SWI8 8AQ, England and herein after referred to as Seller and Licensor and

Danka Office Imaging Company
Building A,
11201 Danka Circle
North
Saint Petersburg
Florida 33716
U.S.A.
(727) 578-4747

        Hereinafter Danka Office Imaging referred to as "Buyer and Licensee"

        Seller and Buyer agree that the terms and conditions of this Agreement shall govern the sale of the sellers software product suite "JASPrint Solutions" to Buyer.

1.    AGREEMENT TERMS

        The "Effective Date" of this Agreement is 1st January 2000

        The Expiration date of this Agreement is: 30th June 2000

        The Term of this Agreement is the period of time between the Effective Date and Expiration Date, inclusive. At the end of the initial six month term, the Agreement shall continue in full force and effect, upon the same terms and conditions provided herein, unless sixty (60) days' written notice is given by Danka of its intent not to renew prior to the expiration of the initial term or any renewal term.

        Either party shall have the right to terminate this Agreement prior to the Expiration Date, effective upon a 30-day written notice to the other party in the event that (a) the other party shall become insolvent or shall be adjudicated as bankrupt, or shall petition for or consent to any relief under any bankruptcy reorganization or moratorium statute, or (b) the other party shall neglect or fail to perform or observe any of its obligations under this Agreement, and such failure or non performance continues uncured for thirty (30) days after receipt of notice from the non defaulting party specifying such failure or non performance.

        The expiration or termination of this Agreement shall not operate to terminate any Purchase Orders still outstanding after the termination of this Agreement and the terms and conditions of this Agreement shall apply to such Purchase Orders, if any, until payment for shipments of Product against such Purchase Orders has been made.

2.    DEFINITIONS

        "Products" as used in this Agreement shall mean equipment sold by Seller as set forth in attached Exhibit A. The term "Unit" as used in this Agreement shall mean one (1) of any such Product.

"Purchase Orders" from Buyer, to be eligible for inclusion under this Agreement, must be accepted by Seller during the Term of this Agreement, must reference this Agreement and must specify at least a partial shipment of Product from Seller to Buyer within 90 days of the Purchase Order date. Seller and Buyer agree that any terms and conditions accompanying a Purchase Order under this Agreement shall be subordinate to the terms and conditions of this Agreement.

        The term "On Order" shall refer to Products not yet shipped to Buyer for which a Purchase Order has been issued to Seller by Buyer and accepted by Seller.

        "Confidential Information" means proprietary information not generally known about Seller or Buyer, including but not limited to information relating to research, plans manufacturing, engineering & marketing, and selling, including information furnished by other parties with whom Seller or Buyer has a confidential or business relationship, or any information designated by either party as confidential or proprietary.

        "Day" shall mean one (1) calendar day unless specified otherwise.

        2.1  "Licensed Software" shall mean the current version of Licensor's JASPrint Solutions software and made a part hereof by this reference, together with any operating instructions or other documentation for such software that may be included with such software or on the CD-ROM on which such software is furnished. Any corrections, updates, enhancements and new versions of the licensed Software provided to LICENSEE pursuant to the terms of this Agreement shall be deemed to be "Licensed Software" subject to the terms of this Agreement.

          2.1.1  "Licensed Software Copy" shall mean an exact object code copy of the software included in the definition of the Licensee Software in machine readable form on CD-ROM together with an exact copy of the accompanying operating instructions or other documentation included in the definition of the Licensed Software.

        2.2  "Licensee Product" shaft mean a product or bundle of products sold to an End User that may be used with the Licensed Software.

        2.4  "End User" shall mean a person, entity or group of entities under common control that uses the Licensed Software pursuant to a sublicense, but which does not have the right to copy, reproduce, sell, distribute, or sublicense the Licensed Software.

        2.5  "IP Rights" shall mean all intellectual property rights, including, without limitation, copyrights, patent rights, trade secret rights, design rights, trademark rights and other similar property rights.

        2.6  "Level 1 Technical Support" shall mean the service provided in response to the initial inquiry placed by an End User regarding product operation generally or which identifies and documents an error or bug in the Licensed Software.

        2.7  "Level 2 Technical Support" shall mean the service provided to analyse or reproduce an error or bug in the Licensed Software or to determine that the error or bug is not reproducible.

        2.8  "Level 3 Technical Support" shall mean the service provided that isolates an operational error or bug to a component level of the Licensed Software (provided such error or bug is reproducible by LICENSEE and/or LICENSOR and is not due to a malfunction in any other software or hardware) and, in such case the use of best efforts to provide an error or bug correction or a circumvention.

3.    Grant of Licenses.

        3.1  License to LICENSEE. Subject to the terms, conditions and restrictions set forth herein, LICENSOR hereby grants to LICENSEE under any and all IP Rights owned or otherwise assertable by LICENSOR, an exclusive, limited license to (i) sublicense the Licensed Software to End User

(ii) distribute Licensed Software Copies to and install Licensed Software Copies for End Users, and (iii) use the Licensed Software for testing and manufacturing Licensee Products, for demonstrating Licensee Products and the Licensed Software to Prospective End Users, and for providing technical support relating to Licensee Products and the Licensed Software to End Users (for which testing, manufacturing, demonstration, and technical support purposes LICENSOR will provide to LICENSEE at no charge from time to time during the term of this Agreement and thereafter for the time periods for which Annual Maintenance Fees (as hereinafter defined) shall continue to be paid by LICENSEE to LICENSOR the most current version of the Licensed Software). LICENSEE may exercise these rights alone or through one or more subdistributors, as LICENSEE may determine to be necessary or appropriate, on terms that are consistent in all respects with the terms of this Agreement.

        3.2  No Implied License. LICENSEE acknowledges and agrees that this Agreement in no way shall be construed to provide to LICENSEE any express or implied license:

  (i)
  to modify, change, alter, translate, improve, decompose or reverse engineer the Licensed Software; or

  (ii)
  to copy, reproduce, use, sell, distribute or sublicense the Licensed software other than as expressly set forth in Section 2. 1; and LICENSEE expressly agrees not to take any of the foregoing actions.

4.    Exclusivity

        4.1  Generally. During the term of this Agreement, the right to market, promote, distribute and sublicense the Licensed Software shall belong solely and exclusively to LICENSEE. Without limiting the generality of the foregoing sentence, so long as such rights shall belong solely and exclusively to LICENSEE, without LICENSEE's prior written consent, LICENSOR shall not (i) directly or indirectly, either alone or in participation with any other person or entity, endeavour to market, promote, sell, distribute or license the Licensed Software or any rights in, to or in connection with the Licensed Software, or any other software products so similar in design, composition, content or function to the Licensed Software as to be likely to compete directly with the Licensed Software for sales ("Competing Software") or any rights in, to or in connection with any such Competing Software, to any party other than LICENSEE, or (ii) license or otherwise grant the right to market, promote, sell, distribute, sublicense or use the Licensed Software or any rights in, to or in connection with the Licensed Software, or any Competing Software or any rights in, to or in connection with any such Competing Software, to any party other than LICENSEE. LICENSOR shall refer to LICENSEE all inquiries relating to the Licensed Software or to distribution, licensing or sublicensing of the Licensed Software. LICENSOR acknowledges that in the event of its breach or threatened breach of this Section, LICENSEE's remedy at law would be inadequate, and that damages flowing from such breach would not be readily susceptible of being measured in monetary terms. Accordingly, in be event of a breach or threatened breach of this Section, LICENSOR, in addition to any monetary damages and without bond, shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

          4.1.1  Requirements to Maintain Exclusivity. In order to retain the exclusivity of the rights granted in Sections 2.1 and 2.3.1, LICENSEE shall be required to Purchase from LICENSOR no less than thirty (30) Licensed Software Copies, which equates to a payment of $150,000, provided that purchases shall be considered on an aggregate, cumulative basis for the initial term and any renewals so that an overage in one period may be applied to a subsequent period. Failure by LICENSEE to satisfy this requirement shall not constitute a breach of this Agreement. If, however, LICENSEE shall fail to satisfy the foregoing requirement, then LICENSEE's exclusive rights granted in Section 2.1 and 2.3.1 shall thereafter be non-exclusive.

          4.1.2  Exclusivity Territory. The Licensee shall have exclusivity of JASPrint Solutions which includes the following geographical territory. The United States of America (all 52 states) and its possessions, Latin America and Canada.

          4.1.3  Exclusivity Term: The exclusivity will remain in place for a minimum period of a six month term. In order to maintain exclusivity for a second term or for any additional six month terms in the future, the requirements to maintain exclusivity must be exercised according to the requirements outlined in section 4.1.1, provided however that Danka shall have a ninety (90) day period within which to cure any failure to meet such requirements.

5.    Technical Support.

        During the term of his Agreement, LICENSOR will provide reasonable telephone support to LICENSEE (each Party bearing its own telephone expenses).

        LICENSEE shall be responsible, at no cost or expense to LICENSOR, for Level 1 Technical Support and Level 2 Technical Support related to the Licensed Software. LICENSOR agrees to provide, at LICENSOR's cost and expense, one standard training program for LICENSEE personnel to enable LICENSEE to perform these functions.

        LICENSOR shall be responsible, at its cost and expense, for Level 3 Technical Support related to the Licensed Software.

6.    Corrections, Updates, Enhancements and New Versions of the Licensed Software.

        Whenever LICENSOR shall provide to LICENSEE a Licensed Software Copy, such Licensed Software Copy shall be of the most current version of the Licensed Software, unless otherwise agreed by and between LICENSOR and LICENSEE. During the term of this Agreement and thereafter for the time periods for which Annual Maintenance Fees shall continue to be paid by LICENSEE to LICENSOR, LICENSOR will provide to LICENSEE reasonable advance notice of any and all proposed corrections, updates, enhancements and new versions of the Licensed Software, and upon provision of the same to LICENSEE pursuant to the terms of this Agreement such corrections, updates, enhancements and new versions shall be deemed part of the Licensed Software under this Agreement.

        With respect to each Licensed Software module of JASPrint Solutions (refer to Exhibit B), upon activation of the software module the LICENSEE will pay LICENSOR an Annual Maintenance fee for continuing corrections, updates, enhancements and new versions of the Licensed Software. Payment of the Annual Maintenance Fee shall entitle LICENSEE to receive and provide to its End User continuing corrections, updates, enhancements and new versions of the Licensed Software for such Licensed Software Copy for such year at no additional charge from LICENSOR. In the event LICENSEE shall decline to pay the Annual Maintenance Fee for any Licensed Software Copy Lot any given year, LICENSEE shall have no further right to receive or purchase by payment of an Annual Maintenance Fee corrections, updates, enhancements and new versions of the Licensed Software for such Licensed Software Copy pursuant to the terms of this Agreement.

        Refer to Exhibit A for pricing on Annual Maintenance for each individual software module of JASPrint Solutions.

7.    PRICES

        In accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Products listed in Exhibit A that Buyer orders from

Seller, at the prices according to the quantity discount schedule in Exhibit A, during the Term of this Agreement/

8.    TAXES

        Prices under this Agreement are exclusive of Value Added Tax "V.A.T." as buyer is a United States based company.

9.    SHIPMENT

        Seller agrees, subject to circumstances beyond its control, to ship Products thirty (30) days or earlier following receipt of a Purchase Order. Buyer agrees that a price premium may apply on Products ordered by it specifying shipment within fifteen (15) days if such shipment schedule is met by Seller. Any such premium shall be agreed upon at time of order placement.

        Shipment of products under this Agreement shall be from Seller Factory, with destination as specified by individual Purchase Orders. Shipping charges shall be paid by Buyer, with risk of loss passing to Buyer upon delivery of the products to a carrier at Seller plant. The Buyer is responsible for such risk of loss or damage during shipment, and for insurance against such shipment risks.

10.  PAYMENT

        Payments from Buyer to Seller under this Agreement shall be due and payable within thirty (30) days from date of a non-disputed invoice.

        In the event that a non-disputed invoice is not paid when due, Seller will notify Buyer of such deficiency. If such deficiency is not corrected within the fifteen (15) day period beginning with the day notice of the deficiency is received by Buyer, Seller may charge a five percent (5%) late fee. Seller may, at its sole discretion, withhold future shipments, regardless of any acceptance or acknowledgement by Seller of any Purchase Order from Buyer, for failure to make prompt payment of non-disputed invoices.

11.  ACCEPTANCE

        Buyer is responsible for the timely inspection of the Products sold to it under this Agreement, and unreasonable delays in inspection does not constitute an excuse for delays in payment. Inspections may be made at Buyer's plant or, at Buyers option, at Seller plant. Any Product not rejected within thirty (30) days following receipt by Buyer shall be deemed accepted. If inspection at Seller plant is chosen, such must be noted on the applicable Purchase Order, and Buyer agrees to provide inspection personnel at Seller's plant, at Buyer's expense, upon ten (10) days notice to Seller.

12.  DEFECTIVE PRODUCT

        If, during inspection, a Product is found to be defective by Buyer and factory repair or replacement of the Product is required, Buyer agrees to notify Seller and obtain authorization for return of the Product to Seller.

13.  WARRANTY

        Seller warrants to Buyer, that any new Product sold by Seller shall be free of defects in material and workmanship, and shall conform to applicable specifications contained in the applicable Products documentation, including without limitation Exhibit C attached hereto.

        Seller represents and warrants to Buyer that Seller has full and exclusive right to grant all licenses and rights granted herein, that the Licensed Software has not been published or disclosed under circumstances that have caused loss of copyright or trade secret status therein and that the Licensed Software does not infringe any copyright or other proprietary rights (including trade secret) of any third party. Seller represents and warrants that no claim, regardless of whether embodied in an action past or present or infringement of any patent copyright, trademark, or other intellectual property right has been made or is pending against Seller or any entity from which Seller has obtained such rights relative to the Licensed Software.

        THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, AND OF ANY OTHER TYPE, WHETHER EXPRESS OR IMPLIED.

14.  CONSEQUENTIAL DAMAGES

        Seller shall not be liable for consequential damages to Buyer, or any subsequent purchaser, user, or any other persons resulting from the possession or use of a Seller product, and Buyer shall not be liable to Seller for any such consequential damages. IN NO EVENT SHALL BUYER BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SIMILAR DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, GOODWILL, OR OTHER ECONOMIC LOSS ARISING OUT OF THIS AGREEMENT.

15.  SELLER EMERGENCY FACTORY SUPPORT:

        Telephone, Fax and email technical support, both during regular business hours (8 AM - 5 PM, Monday - Friday, except company holidays) and out of hours (when necessary) support will be provided.

Telephone: +44 181 879 7745
Facsimile: +44 181 944 5487
Email: support@npsltd. Com
Website: www.npsltd.com

16.  PRODUCT CHANGES

        Seller reserves the right without prior approval from or notice to Buyer, to make changes to Products (a) which do not affect form, fit, functional interchangeability; or performance at a higher level of assembly, or (b) when required to do so for purposes of safety or government regulations. Change documentation will be provided to Buyer at least 30 days in advance of implementation into production deliveries by Seller.

17.  EXPORTS

        Buyer understands and agrees that export of Seller Products is subject to certain restrictions promulgated by laws and regulations of the United Kingdom. Buyer agrees that it will abide by such laws and regulations and will provide Seller with such information as it may require from time to time in order to insure compliance with such laws and regulations.

18.  NON-DISCLOSURE

        Seller and Buyer acknowledge that Confidential Information may be furnished by one party to the other party from time to time in the performance of this Agreement.

        Seller and Buyer agree that they will not disclose such Confidential Information to other persons or organizations without prior permission in writing, unless required by law or made publicly known by the disclosing party or by a third party not subject to this Agreement. Under no circumstances shall either Seller or Buyer be required to utilize or disclose Confidential Information owned by a third party in the performance of this Agreement. Furthermore, Seller and Buyer agree that the Confidential Information will be used only for its intended purposes. These provisions shall survive termination of this Agreement.

        In the event Buyer is to resell. or lease Products to third parties, permission is granted by Seller to reproduce or incorporate documentation normally provided by Seller to its customers, as may be required for the installation, operation, and service of the Products.

        The nominal documentation provided by Seller is as follows:

          1.    Product Data Pack

          2.    Demonstration CD

19.  INDEMNIFICATION

        Seller shall indemnify, defend and bold harmless, Buyer, its parents, subsidiaries, affiliates, directors, officers, employees, agents, representatives and assigns, at Seller's sole expense (including reasonable attorney fees and costs), against claims of any third party for infringement of any Trademark, Patent, Copyright, or other Intellectual property right by the Product(s). Should a suit or any such proceeding be brought against Buyer based on a claimed infringement, and Buyer gives prompt notice in writing to Seller, then Seller shall defend (at Seller expense) and hold Buyer harmless from any such suit.

        Remedy: In case of a final court awarded injunction enjoining Buyer's or Buyer's customer's use of the Products, Seller shall either (a) replace the products with non-infringing equivalent products; (b) obtain a license for continued use of the Products by Buyer and Buyer's customers; (c) modify the Products so as to render them non-infringing; or (d) accept return of infringing Products and refund the purchase price.

        The preceding shall not apply to any Product or Part of a product manufactured to Buyers design or to the use of any Product furnished hereunder in conjunction with any other product in a combination furnished by one party to the other Party as part of this Agreement. With respect to any such Product, part, or use in Combination with other products, Seller assumes no liability whatsoever for patent or copyright infringement.

        The foregoing states the entire liability of Seller for patent or copyright infringement by said Products or any part thereof.

20.  NOTICE AND AMENDMENTS

        All notices and amendrnents to this Agreement shall be in writing and shall be addressed to the parties as follows:

If to Supplier:	If to Buyer:
Seller	Danka Office Imaging U.S.
IBEX House,	Building A,
162-164 Arthur Road	11201 Danka Circle
Wimbledon Park	North
London SW19 8AQ,	Saint Petersburg
England	Florida 33716 U.S.A.
Telephone: +44 181 879 7745	Telephone: (727) 579-1513
Attn.- Mr Peter O'Farrelly	Attn: Mr. Sam Errigo
Contract Administrator	Contract Administrator
(With a copy to Buyer's Legal Department at the same address

21.  Company Details

Company Name:	Danka Office Imaging Company
Address:	Building A 11201 Danka Circle
City:	Saint Petersburg
Zip Code:	Florida 33716
Country:	U.S.A.
Telephone:	(727) 579 -1513
Fax:	(727) 579 - 6769

Registered Company Number:

21.1    Registered Office (only if different from above company address):

Company:
Address:

Zip Code:
22.
Bank Details

Bank:	Telephone:
Address:	Fax:
Sort Code:
Account No.
Zip Code:
23.
Purchase Order Processing Contact Details

Company Name:	Danka Office Imaging U.S. Building A 11201 Danka Circle
City:	Saint Petersburg
Zip Code:	Florida 33716
Country:	U.S.A.
Contact:	Beverly Walters
Telephone:	(727) 568-4553
Fax:	(727) 568-4582
DVM:	(727) 568-4553
Email Address:	Beverly walters@Buyer.com
24. Invoice and Accounting Contact Details
Company Name:	Danka Office Imaging U.S. 10701 Danka Way North
City:	Saint Petersburg
Zip Code:	Florida 33716
Country:	U.S.A.
Attn:	Accounts Payable
Contact:	Karen Martin
Telephone:	(727) 579-2705
Email:	Karen martin@Buyer.com
Contact:	Lisa Schumake
Telephone:	(727) 579-2406
Email Address:	lisa schumake@Buyer.com
25.
Disclaimer

We here by confirm that:

1.    The particulars herein are correct and to the best of our knowledge, information and belief.

2.    We have read and understood the Terms and conditions of Sale and agree that all dealings between ourselves and Seller shall be regulated thereby.

3.    We have noted in particular that payment terms are 30 days from date of undisputed invoice and title of any additional goods does not pass until all moneys due on the account have been paid.

26.
RELATIONSHIP OF THE PARTIES

The parties acknowledge and agree dial the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employee relationship or franchise between them, and that neither party shall have authority to bind the other by contract or otherwise, except as expressly authorized by this Agreement. Each party is solely responsible for its respective expenses and obligations in cured by it as a result of its efforts to attract and solicit customers for Products, and expressly acknowledges that it is not entitled to any reimbursement for such expenses unless both parties agree in writing prior to the incurring of such expenses.

27.
SURVIVAL OF OBLIGATIONS

Upon any termination of this Agreement, neither party shall have any further obligations hereunder, except that the liabilities accrued through the (We Of termination, and the obligations which by their terms survive termination, including. without limitation, the provisions of Sections 13, 18 and 19 of this Agreement, shall survive termination and remain binding upon the parties.

28.
SEVERABILITY

Should any covenant or condition of this Agreement, or the application thereof, be held to be illegal, invalid or unenforceable, all other provisions of this Agreement shall continue to be valid and remain in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof and the unenforceable provision shall be replaced with ark acceptable provision closest in meaning to it.

29.
GOVERNING LAW

This Agreement shall be governed by the laws of the State of Florida, U.S.A., regardless of the choice of law provisions of that state or any other jurisdiction.

30.
ESCROW

To secure its obligations hereunder, upon execution of this Agreement, Seller shall place the source code for the Licensed Software in escrow pursuant to an Escrow Agreement.

30.
GENERAL PROVISIONS

This Agreement supersedes and cancels all previous agreements between the parties hereto and represents the sole and complete understanding and contract between them. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the authorized representatives of the parties. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

Network Printing Solutions Ltd.		Danka Office Imaging Company
Signed:		Signed:
By	/s/ PETER O'FARRELLY	By	/s/ JOHN T. HEAGNEY JR.
Printed Name	Peter O'Farrelly	Printed Name	John T. Heagney Jr.
Title	Sales Director	Title:	SVP Marketing
Date:	23rd December 1999	Date:	01/06/10
To be authorized by a Director of Seller.
Authorized By:	/s/ PETER O'FARRELLY /s/ PETER O'FARRELLY
Date:	23rd December 1999
NPS Account
Number:	NPS01

Please return the completed form to Network Printing Solutions at the address below. If this form is being sent by fax, please ensure that the original is also sent by post.

Seller
Netwok Printing Solutions Ltd.
IBEX House, 162-164 Arthur Road
Wimbledon Park,
London SW19 8AQ, England
Telephone: +44 181 879 7745
Fax: + 44 181 944-5487

Exhibit A
Pricing For Licensed Software Copies of JASPrint Solutions

Price Per License
The list price per licensed copy of "JasPrint Solutions" to Danka Office Imaging U.S. is $5,000.00

Pricing to DankaOffice Imaging U.S. will include a pricing discount structure, once the sale of 30 licenses have been achieved during the sales exclusivity period, and quantity shall be cumulative including the initial term and any renewal term.

Discount Structure

Quantity	Price (U.S. Dollars)
0-30	$5,000.00
31-50	$4,500.00
51+	$4,000.00

Additional Components

Product Description	Details	Pricing	Annual Maintenance
JAS Traffic Cop	Support of Additional Printers	$750.00 per 10 printers		$75.00
Additional Print Monitor	Jet Direct Pass Through LPR Parallel	$950.00 $950.00 $950.00 $950.00	$ $ $ $	95.00 95.00 95.00 95.00
JASPrint '95	6 to 10 11 to 50 51 +	Seats $83.00 per seat $70.00 per seat $60.00 per seat	$ $ $	8.50 7.00 6.00

*
All prices in U.S. Dollars unless otherwise specified

Exhibit B
Additional Information
JASPrint Solutions Software Suite Version 1.2

The current version of the software suite "JASPrint Solutions" Version 1.2 contains the following software products:

Product Description	Also Includes	Annual Maintenance
JASPrint	JAS Auditor JASCashier Tool JASClient Tool JASReports (30+ Reports) 1 Print Monitor	$420.00
JASDRM Document Rip Manager)	Image Source 70 DigiSource 9110 EFI Fiery	$420.00
JASTraffic Cop	Support of 10 printers	$340.00
JASCopy Excluding Associated Hardware	Server Software JASCopy Reports	$80.00
JASSecure Print Excluding Associated Hardware	Server Software	$180.00
JASPrint'95 (Must have JASPrint installed)	Print Module 5 Seats*	$150.00

*
1 Seat = 1 PC with a local printer attached via LPT1

QuickLinks

  Exhibit 10.1
JAS Print Solutions Exclusive Reseller Agreement
Exhibit A Pricing For Licensed Software Copies of JASPrint Solutions
Exhibit B Additional Information JASPrint Solutions Software Suite Version 1.2